NEWS RELEASE NYSE: Common Stock Symbol “FCX”
Freeport-McMoRan Copper & Gold Inc. Temporary Headquarters 5353 Essen Lane Baton Rouge, LA 70809

Financial Contacts: Kathleen L. Quirk (225) 765-2207	David P. Joint (225) 765-2205	Media Contact: William L. Collier (225) 765-2226

Freeport-McMoRan Copper & Gold Inc.
Reports Third-Quarter and Nine-Month 2005 Results

HIGHLIGHTS
•
Third-quarter 2005 net income of $165.8 million, $0.86 per fully diluted share, including $30.3 million, $0.14 per fully diluted share, of losses on early extinguishment and conversion of debt, compared with net income of $17.1 million, $0.10 per share, for the third quarter of 2004.

•
Third-quarter 2005 sales totaled 346.3 million pounds of copper and 475 thousand ounces of gold compared with 261.9 million pounds of copper and 350 thousand ounces of gold in the third quarter of 2004.

•
Projected annual sales for 2005 total approximately 1.47 billion pounds of copper and 2.8 million ounces of gold, including 480 million pounds of copper and 1.1 million ounces of gold for the fourth quarter.

•
FCX’s operating cash flows totaled $262.5 million for the third quarter of 2005 and $883.0 million for the first nine months of 2005. If prices of $1.75 per pound of copper and $465 per ounce of gold and current projected sales volumes were realized in the fourth quarter, FCX estimates its 2005 operating cash flows would approximate $1.4 billion, with approximately $500 million in the fourth quarter.

•
Debt reductions totaled $396.0 million in the third quarter of 2005 and $565.8 million in the first nine months of 2005. Total debt at September 30, 2005, approximated $1.39 billion, $1.0 billion net of $392.8 million of cash. Annual interest cost savings associated with unscheduled third-quarter debt reductions approximate $30 million.

•
Common stock dividends during the first nine months of 2005 totaled $312.9 million, $1.75 per share, including two $0.50 per share supplemental dividends paid on March 31, 2005 and September 30, 2005. Year-to-date share purchases totaled 2.4 million FCX common shares for $80.2 million, average price of $33.83 per share.

BATON ROUGE, LA, October 18, 2005 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported third-quarter 2005 net income applicable to common stock of $165.8 million, $0.86 per fully diluted share, compared with net income of $17.1 million, $0.10 per share, for the third quarter of 2004. For the nine months ended September 30, 2005, FCX reported net income of $471.4 million, $2.48 per fully diluted share, compared with a net loss of $55.7 million, $0.30 per share, in the 2004 period. Charges to net income (loss) for the early extinguishment and conversion of debt into common stock totaled $30.3 million, $0.14 per fully diluted share, for the third quarter and first nine months of 2005 and $7.4 million, $0.04 per share, for the first nine months of 2004, net of related reduction of interest expense. Results for the 2005 periods primarily reflect substantially higher copper and gold prices and sales volumes than the 2004 periods, which were adversely affected by lower ore grades and reduced mill throughput as PT Freeport Indonesia (PT-FI), FCX’s Indonesian mining unit, completed efforts to restore safe access to the higher-grade ore areas in its Grasberg open-pit mine following the fourth-quarter 2003 slippage and debris flow events. Earnings for the first nine months of 2004 also were negatively affected by approximately $40 million, $0.22 per share, associated with Atlantic Copper’s, FCX’s wholly owned Spanish smelting unit, scheduled major maintenance turnaround.

SUMMARY FINANCIAL TABLE
	Third Quarter				Nine Months
	2005		2004		2005		2004
	(In Thousands, Except Per Share Amounts)
Revenues	$983,270		$600,556		$2,689,244		$1,447,075
Operating income	459,551		148,636		1,247,593		236,714
Net income (loss) applicable to common stock(a)	165,805	(b)	17,133	(b)	471,447	(b)	(55,729	)(b)
Diluted net income (loss) per share of common
stock(c)	$0.86		$0.10		$2.48		$(0.30)

Diluted average common shares outstanding(c)	219,824		179,805		220,285		183,426	(d)

a)	After preferred dividends. See note (e) to the Consolidated Statements of Operations.
b)
Includes losses on the early extinguishment and conversion of debt totaling $38.4 million ($30.3 million to net income or $0.14 per share) in the 2005 quarter and nine-month period and $14.0 million ($7.4 million to net income or $0.04 per share) in the 2004 nine-month period, net of related reduction of interest expense. Also includes losses on the redemption of Silver-Denominated Preferred Stock totaling $5.0 million ($2.6 million to net income or $0.01 per share) in the 2005 periods and $1.4 million ($0.7 million to net income or less than $0.01 per share) in the 2004 periods.

c)
Diluted net income per share for the 2005 periods reflect assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expense totaling $9.2 million and dividends totaling $15.1 million for the third quarter and interest of $29.8 million and dividends of $45.4 million for the nine-month period, and the inclusion of 39.6 million shares for the third quarter and 39.7 million shares for the nine-month period. These instruments were not dilutive for the 2004 periods.

d)	On March 30, 2004, FCX purchased 23.9 million of its common shares from Rio Tinto.

James R. Moffett, Chairman of the Board of FCX, and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “Our third-quarter and nine-month 2005 financial results reflect positive metals markets and significant copper and gold production from our Grasberg mining operations. These results have enabled us to improve our financial position and return substantial cash to shareholders. Through September 30, 2005, year-to-date debt reductions, dividends and share purchases have aggregated over $950 million. We look forward to our fourth quarter, expected to be our strongest of the year, and beyond, as we work to realize the maximum values of our long-lived, low-cost copper and gold reserves.”

PT-FI PRODUCTION AND SALES
PT-FI achieved significantly higher production and sales in the third quarter of 2005, with higher ore grades and milling rates than in the third quarter of 2004. Copper and gold prices were significantly higher than in the prior year. Third-quarter copper and gold sales approximated revised estimates reported on September 13, 2005, but were below previous estimates reported in FCX’s second-quarter 2005 earnings release (approximately 9 percent for copper and 17 percent for gold) because of lower than expected mining rates in the “6 South” high-grade section of the Grasberg open pit, lower ore grades and an extension of planned downtime for mill maintenance activities. Third-quarter mining activities included the mining of overburden and low-grade material that will enable large-scale production of high-grade ore in the fourth quarter.

	Third Quarter		Nine Months
	2005	2004	2005	2004
Copper (000s of recoverable pounds):
Production	344,500	256,400	982,400	572,800
Sales	346,300	261,900	988,100	572,400
Average realized price per pound	$1.73	$1.34	$1.67	$1.31
Gold (recoverable ounces):
Production	472,100	337,000	1,672,800	827,200
Sales	475,000	350,000	1,686,700	824,900
Average realized price per ounce	$445.79	$398.89	$431.88	$396.33

Third-quarter 2005 copper ore grades averaged 1.06 percent, compared with 0.83 percent for the third quarter of 2004. Third-quarter 2005 copper recovery rates were 87.8 percent, approximating the year-ago period. Gold ore grades averaged 1.16 grams per metric ton (g/t) in the third quarter of 2005, compared with 0.79 g/t for the third quarter of 2004. Gold recovery rates averaged 80.6 percent for the third quarter of 2005, compared with 81.3 percent for the third quarter of 2004.

Mill throughput, which varies depending on ore types being processed, averaged 216,300 metric tons of ore per day in the third quarter of 2005 compared with 194,000 metric tons of ore in the third quarter of 2004. Mill rates in the third quarter of 2005 were negatively affected by an extension to a planned maintenance shutdown of one of PT-FI’s semi-autogenous grinding mills. Mill rates are projected to average in excess of 220,000 metric tons of ore per day during the fourth quarter of 2005.

Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 41,800 metric tons of ore per day in the third quarter of 2005, representing 19 percent of mill throughput. DOZ continued to perform above design capacity of 35,000 metric tons of ore per day. PT-FI is expanding the capacity of the DOZ underground operation to a sustained rate of 50,000 metric tons per day with the installation of a second crusher and additional ventilation, expected to be completed by 2007.

Realized copper prices improved by 29 percent to an average of $1.73 per pound in the third quarter of 2005 from $1.34 in the third quarter of 2004. London Metal Exchange (LME) copper prices approximated $1.86 per pound on October 17, 2005. Realized gold prices improved by 12 percent to an average of $445.79 per ounce in the third quarter of 2005 from $398.89 in the third quarter of 2004. London gold prices approximated $474 per ounce on October 17, 2005.

PT-FI’s share of sales for 2005 is expected to approximate 1.47 billion pounds of copper and 2.8 million ounces of gold. PT-FI expects its fourth quarter operations to benefit from access to higher grade material and more flexible mining set-ups than in the third quarter, allowing PT-FI to generate sales estimated to approximate 480 million pounds of copper and 1.1 million ounces of gold, 39 percent more than third-quarter copper sales and more than twice the third-quarter gold sales. Achieving this high level of production and sales is dependent, among other factors, on the successful operations of PT-FI production facilities and systems, and sales volumes could be reduced if year-end weather conditions delay concentrate loading operations. These factors could result in sales volumes being deferred until 2006.

At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, which impacts sales volumes, particularly for gold. PT-FI estimates its share of sales for 2006 to approximate 1.4 billion pounds of copper and 1.9 million ounces of gold, and average annual sales for the period 2005 - 2009 to approximate 1.35 billion pounds of copper and 2.2 million ounces of gold.

At September 30, 2005, FCX’s concentrate sales included 298.6 million pounds of copper, priced at an average of $1.74 per pound, subject to final pricing over the next several months. Each $0.02 change in the price realized from the September 30 price would result in an approximate $3 million effect on FCX’s 2005 net income. Third-quarter 2005 adjustments to concentrate sales recognized in prior quarters increased revenues by $48.8 million ($25.9 million to net income, $0.12 per share) compared with $13.6 million ($7.0 million to net income, $0.04 per share) in the third quarter of 2004.

UNIT NET CASH COSTS
	Third Quarter		Nine Months
	2005	2004	2005	2004
Per pound of copper:
Site production and delivery, after adjustments	$0.71	$0.75	$0.67	$0.91
Gold and silver credits	(0.63)	(0.55)	(0.76)	(0.60)
Treatment charges and royalties	0.31	0.24	0.29	0.25
Unit net cash costs (a)	$0.39	$0.44	$0.20	$0.56

a)
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash costs, including gold and silver credits, averaged $0.39 per pound of copper during the third quarter of 2005, compared with $0.44 per pound in the 2004 quarter. Unit site production and delivery costs in 2005 benefited from higher volumes, but were adversely affected by higher energy costs and costs of other consumables, higher mining costs and milling rates, labor costs and other factors. Also, treatment charges and royalties increased from the year-ago period, primarily reflecting higher copper prices and higher treatment rates. Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure. Unit site production and delivery costs are net of deferred mining costs of $0.05 per pound ($15.8 million) in the third quarter of 2005, compared with $0.09 per pound ($23.7 million) in the third quarter of 2004. PT-FI’s third-quarter 2005 waste-to-ore ratio averaged 3.1 to 1, compared with a life-of-mine average ratio of 2.4 to 1. PT-FI’s waste-to-ore ratio is expected to average approximately 2.8 to 1 in the fourth quarter. Pursuant to new accounting guidance from the Financial Accounting Standards Board, stripping costs are to be included in costs of sales as incurred beginning in 2006.

Assuming fourth-quarter 2005 average copper prices of $1.75 per pound and average gold prices of $465 per ounce and achievement of current fourth-quarter sales estimates, PT-FI estimates that its annual 2005 unit net cash costs, including gold and silver credits, would approximate $0.07 per pound, net of deferred mining costs of $0.05 per pound. Unit net cash costs for 2005 would change by approximately $0.02 per pound for each $25 per ounce change in the average price of gold in the fourth quarter. Forecasted unit net cash costs are calculated on the same basis as the historical unit net costs discussed above and reconciled in the attached presentation, “Product Revenues and Production Costs.”

SMELTER OPERATIONS

FCX’s investment in smelters serves an important role in its concentrate marketing strategy. Through downstream integration, FCX assures placement of a significant portion of its concentrate production. Low smelter treatment and refining charges in recent years adversely affected the results of FCX’s smelter operations and benefited the operating results of PT-FI’s mining operations. Market rates for treatment and refining charges have increased significantly since late 2004. Higher treatment and refining charges benefit FCX’s smelter operations and adversely affect its mining operations. Taking into account taxes and minority ownership interests, an equivalent change in smelting and refining charges essentially offset in FCX’s consolidated operating results.

Atlantic Copper treated 253,600 metric tons of concentrate and scrap in the third quarter of 2005, compared with 231,300 metric tons in the year-ago period. Atlantic Copper reported production of 138.2 million pounds of cathodes and sales of 138.5 million pounds of cathodes for the third quarter of 2005, compared with 131.0 million pounds of cathode production and cathode sales of 128.1 million pounds during the third quarter of 2004. Treatment charges received by

Atlantic Copper averaged $0.26 per pound during the third quarter of 2005 and $0.15 per pound during the third quarter of 2004. As discussed above, treatment charge rates began to increase in late 2004 and Atlantic Copper expects these higher rates to continue to benefit its operations. Cathode cash unit costs averaged $0.16 per pound in the third quarter of 2005, approximately the same as the year-ago period.

Atlantic Copper reported operating income of $17.2 million for the third quarter of 2005, compared with operating losses of $11.6 million in the 2004 period. The positive results in 2005 compared with 2004 primarily reflect higher treatment charge rates and realized benefits from a recent cost reduction and operational enhancement effort, partially offset by higher energy costs. Each $0.01 change in treatment and refining charge rates equates to approximately $6 million in Atlantic Copper’s annual operating income.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 223,000 metric tons of concentrates in the third quarter of 2005, compared with 228,100 metric tons in the year-ago period. PT Smelting reported quarterly production of 144.7 million pounds of cathodes for the 2005 period, compared with 136.3 million pounds during the third quarter of 2004. PT Smelting’s cathode cash unit costs per pound totaled $0.13 per pound in the third quarter of 2005 and $0.09 per pound in the year-ago period, primarily reflecting higher energy costs in 2005. PT-FI’s equity interest in PT Smelting’s earnings totaled $1.3 million, $1.1 million to net income or less than $0.01 per share, in the third quarter of 2005, compared to $2.7 million, $2.2 million to net income or $0.01 per share, in the 2004 quarter.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sales to third parties occur. These net deferrals will be recognized in future periods and resulted in reductions to FCX’s net income totaling $1.5 million, $0.01 per share, in the third quarter of 2005, compared with $7.7 million, $0.04 per share, in the third quarter of 2004. FCX’s net income for the first nine months of 2005 was reduced by $10.0 million, $0.05 per share, for changes in intercompany profits, compared with an addition of $12.1 million, $0.07 per share, in the first nine months of 2004. At September 30, 2005, FCX’s net deferred profits to be recognized in net income in future periods totaled $52.0 million. Based on copper prices of $1.75 per pound and gold prices of $465 per ounce for the fourth quarter of 2005 and current shipping schedules, FCX estimates that the net change in deferred profits on intercompany sales will result in a decrease to net income of approximately $40 million in the fourth quarter of 2005. The actual change in deferred intercompany profits may differ substantially from this estimate because of changes in the timing of shipments to affiliated smelters and metal prices.

EXPLORATION and MINE DEVELOPMENT ACTIVITIES
PT-FI’s exploration efforts in 2005 are focused on potential extensions of the Mill Level Zone (MLZ) and Deep MLZ deposits to the northwest, expansion of the Deep Grasberg and Kucing Liar resources, and testing downward extensions of the Dom deposit. FCX continues to assess the timing of resumption of exploration activities in areas outside the existing producing area of the Grasberg mining district.

In 2004, PT-FI commenced its Common Infrastructure project, which will provide access to its large undeveloped underground ore bodies located in the Grasberg mining district through a tunnel system located approximately 400 meters deeper than its existing underground tunnel system. The Common Infrastructure project is progressing according to plan.

PT-FI is also proceeding with plans to develop Big Gossan, a high-grade deposit located near the existing milling complex. The engineering design for Big Gossan includes 44 million metric tons of ore, grading 2.5 percent copper and 1.2 g/t of gold, expected to yield aggregate (i.e. including our joint venture partner’s share) payable copper of 2.3 billion pounds and aggregate payable gold of 1.1 million ounces. Aggregate capital expenditures for Big Gossan to be incurred over a four-year period beginning in 2006 total approximately $225 million, $195 million net to PT-FI, with a ramp-up to full production of 7,000 metric tons per day by 2010 (average annual aggregate incremental production of 135 million pounds of copper and 65,000 ounces of gold, with PT-FI receiving 60 percent of these amounts).

CASH FLOWS and DEBT REDUCTIONS
FCX generated operating cash flows totaling $262.5 million during the third quarter of 2005 and $883.0 million for the first nine months of 2005. Using estimated sales volumes for the fourth quarter of 2005 and assuming average fourth-quarter 2005 prices of $1.75 per pound of copper and $465 per ounce of gold, FCX would generate operating cash flows approximating $1.4 billion in 2005, with approximately $500 million in the fourth quarter. Each $0.10 per pound change in copper prices in the fourth quarter would affect 2005 cash flows by approximately $24 million and each $25 per ounce change in gold prices would affect 2005 cash flows by approximately $14 million. Capital expenditures totaled $36.3 million for the third quarter of 2005 and $95.6 million for the first nine months of 2005. FCX’s capital expenditures for 2005 are estimated to approximate $180 million.

Total debt at September 30, 2005 approximated $1.39 billion, $1.0 billion net of $392.8 million of unrestricted cash. Total debt was reduced by $396.0 million in the third quarter and $565.8 million in the first nine months of 2005. During the third quarter of 2005, FCX completed the following transactions to accelerate the repayment of $342.8 million of debt:

•	Purchased in open market transactions $149.9 million of 10⅛% Senior Notes due 2010 for $166.3 million and $4.5 million of 7.5% Senior Notes due 2006 for $4.6 million and;

•	Privately negotiated transactions to induce conversion of $188.4 million of 7% Convertible Senior Notes due 2011 into 6.1 million shares of FCX common stock.

FCX recorded one-time net charges of $38.4 million, $30.3 million to net income or $0.14 per share, in the third quarter and first nine months of 2005 as a result of these transactions. The aggregate interest cost savings of these transactions are estimated to approximate $30 million per annum. On August 1, 2005, FCX funded the seventh of eight scheduled annual redemption payments on its Silver-Denominated Preferred Stock for $17.5 million. The mandatory redemption resulted in a $12.5 million decrease in debt and a reduction of revenues of $5.0 million, $2.6 million to net income or $0.01 per share, in the third quarter of 2005.

Other debt reductions in the first nine months of 2005 included a $187.0 million prepayment of bank debt and purchases in open market transactions of $11.0 million of 7.5% Senior Notes due 2006 and 7.2% Senior Notes due 2026 in the first quarter of 2005.

In early October, FCX induced conversion of an additional $21.0 million of 7% Convertible Senior Notes due 2011 into 0.7 million shares of FCX common stock. FCX expects to record a net charge of $2.0 million to net income in the fourth quarter of 2005 as a result of this transaction. FCX is continuing to assess opportunities to repay debt in advance of scheduled maturities.

FINANCIAL POLICY
Based on current mine plans and subject to future copper and gold prices, FCX expects its cash flows to exceed budgeted capital expenditures and scheduled debt maturities, providing opportunities to reduce debt further and return cash to shareholders through dividends and share purchases.

FCX has purchased a total of 5.8 million shares under the Board authorized 20-million share open market purchase program for $179.7 million, an average of $31.22 per share. As of October 17, 2005, 14.2 million shares remain available under the program. The timing of future purchases of FCX’s common stock depends on a number of factors including the price of its common shares, its cash flows and financial position, copper and gold prices and general economic and market conditions. As of September 30, 2005, FCX had approximately 184 million common shares outstanding.

Common stock dividends totaled $133.3 million in the third quarter of 2005 and $312.9 million ($1.75 per share) in the first nine months of 2005, including $178.9 million ($1.00 per share) for the two $0.50 per share supplemental dividends paid on March 31, 2005 and September 30, 2005.

The potential payment of any future supplemental dividends will be determined by FCX’s Board of Directors and will be dependent upon many factors, including FCX’s cash flows and financial position,

copper and gold prices and general economic and market conditions. FCX’s Board of Directors will continue to review FCX’s financial policy, including the payment of future dividends to its common shareholders.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement and Regulation G Disclosure. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected treatment charge rates, projected operating cash flows, the impact of copper and gold price changes, and the impact of changes in deferred intercompany profits on earnings. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The declaration and payment of dividends is at the discretion of the Company’s Board of Directors and will depend on the Company’s cash flows and financial position, copper and gold prices and general economic and market conditions. FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. This press release includes forward looking statements regarding geologic resources not included in reserves. The geologic resources described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility. Accordingly, no assurance can be given that the estimated geologic resources not included in reserves will become proven and probable reserves. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as unit net cash costs per pound of copper and cathode cash unit costs per pound of copper. As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.” A conference call with securities analysts about third-quarter 2005 results is scheduled for today at 10:00 a.m. EDT. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, November 11, 2005.

# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 1 of 2)

	Third Quarter		Nine Months
	2005	2004	2005	2004
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	344,500	256,400	982,400	572,800
Production (metric tons)	156,300	116,300	445,600	259,800
Sales (000s of pounds)	346,300	261,900	988,100	572,400
Sales (metric tons)	157,100	118,800	448,200	259,600
Average realized price per pound	$1.73	$1.34	$1.67	$1.31
Gold (recoverable ounces)
Production	472,100	337,000	1,672,800	827,200
Sales	475,000	350,000	1,686,700	824,900
Average realized price per ounce	$445.79	$398.89	$431.88	$396.33
Silver (recoverable ounces)
Production	1,062,800	818,200	3,380,800	2,215,000
Sales	1,065,500	837,800	3,393,500	2,216,000
Average realized price per ounce[a]	$5.25	$5.25	$5.59	$5.54

PT Freeport Indonesia, 100% Aggregate
Ore milled (metric tons per day)	216,300	194,000	209,200	170,100
Average ore grade
Copper (percent)	1.06	.83	1.06	.73
Gold (grams per metric ton)	1.16	.79	1.40	.73
Gold (ounce per metric ton)	.037	.025	.045	.023
Silver (grams per metric ton)	4.36	3.74	4.70	3.63
Silver (ounce per metric ton)	.140	.120	.151	.117
Recovery rates (percent)
Copper	87.8	87.8	88.3	87.1
Gold	80.6	81.3	82.5	81.4
Silver	57.5	53.6	56.2	53.3
Copper (recoverable)
Production (000s of pounds)	394,700	275,900	1,134,200	623,800
Production (metric tons)	179,100	125,200	514,500	283,000
Sales (000s of pounds)	396,600	282,000	1,140,500	622,900
Sales (metric tons)	179,900	127,900	517,300	282,500
Gold (recoverable ounces)
Production	590,700	358,600	2,082,000	873,500
Sales	594,400	372,300	2,096,200	872,000
Silver (recoverable ounces)
Production	1,277,900	921,700	3,877,400	2,369,300
Sales	1,283,900	942,600	3,898,100	2,367,200

a.
Amounts were $6.98 in the third quarter of 2005, $6.25 in the third quarter of 2004, $7.00 in the first nine months of 2005 and $6.19 in the first nine months of 2004 before hedging losses resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 2 of 2)

	Third Quarter		Nine Months
	2005	2004	2005	2004
Atlantic Copper
Concentrate and scrap treated (metric tons)	253,600	231,300	716,300	547,900
Anodes
Production (000s of pounds)	162,300	145,200	469,100	352,100
Production (metric tons)	73,600	65,900	212,800	159,700
Sales (000s of pounds)	27,900	10,900	64,100	16,400
Sales (metric tons)	12,700	4,900	29,100	7,400
Cathodes
Production (000s of pounds)	138,200	131,000	407,700	327,300
Production (metric tons)	62,700	59,500	184,900	148,500
Sales (including wire rod and wire)
(000s of pounds)	138,500	128,100	411,900	342,500
(metric tons)	62,800	58,100	186,800	155,400
Gold sales in anodes and slimes (ounces)	176,400	72,200	422,600	249,000
Cathode cash unit cost per pound[a]	$0.16	$0.16	$0.17	$0.28

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	223,000	228,100	680,100	530,800
Anodes
Production (000s of pounds)	147,100	147,300	451,500	321,100
Production (metric tons)	66,700	66,800	204,800	145,600
Sales (000s of pounds)	-	2,200	-	2,300
Sales (metric tons)	-	1,000	-	1,000
Cathodes
Production (000s of pounds)	144,700	136,300	434,300	320,200
Production (metric tons)	65,600	61,800	197,000	145,200
Sales (000s of pounds)	144,700	135,800	433,900	317,500
Sales (metric tons)	65,600	61,600	196,800	144,000
Cathode cash unit cost per pound[b]	$0.13	$0.09	$0.11	$0.13

a.
For a reconciliation of cathode cash unit costs per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

b.
For a reconciliation of cathode cash unit costs per pound to equity in PT Smelting’s earnings (losses) reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2005		2004	2005		2004
	(In Thousands, Except Per Share Amounts)
Revenues	$983,270	[a]	$600,556 [a]	$2,689,244	[a]	$1,447,075 [a]
Cost of sales:
Production and delivery	434,368	[b]	368,016 [b]	1,189,960	[b]	1,015,307 [b]
Depreciation and amortization	61,646		55,755	172,731		123,755
Total cost of sales	496,014		423,771	1,362,691		1,139,062
Exploration expenses	2,159		1,963	6,421		6,977
General and administrative expenses	25,546	[c]	26,186	72,539	[c]	64,322 [c]
Total costs and expenses	523,719		451,920	1,441,651		1,210,361
Operating income	459,551		148,636	1,247,593		236,714
Equity in PT Smelting earnings (losses)	1,315		2,678	6,473		(228)
Interest expense, net	(33,330)		(37,848)	(106,170)		(110,577)
Losses on early extinguishment and
conversion of debt	(38,416)		(11)	(38,379)		(14,011)
Other income, net	3,605	[d]	373 [d]	19,700	[d]	3,547 [d]
Income before income taxes and minority
interests	392,725		113,828	1,129,217		115,445
Provision for income taxes	(186,712)		(71,343)	(539,424)		(127,894)
Minority interests in net income of
consolidated subsidiaries	(25,083)		(10,227)	(72,971)		(12,914)
Net income (loss)	180,930		32,258	516,822		(25,363)
Preferred dividends[e]	(15,125)		(15,125)	(45,375)		(30,366)
Net income (loss) applicable to common stock	$165,805		$17,133	$471,447		$(55,729)

Net income (loss) per share of common stock:
Basic	$0.93		$0.10	$2.64		$(0.30)
Diluted	$0.86		$0.10	$2.48		$(0.30)
Average common shares outstanding:
Basic	177,895		177,137	178,513		183,426 [f]
Diluted	219,824	[g]	179,805 [g]	220,285	[g]	183,426 [f,g]

Dividends paid per share of common stock	$0.75		$0.20	$1.75		$0.60

a.
Includes positive adjustments to prior period concentrate sales totaling $48.8 million for the 2005 quarter, $13.6 million for the 2004 quarter, $8.6 million for the 2005 nine-month period and $7.3 million for the 2004 nine-month period. Also includes hedging losses on the redemption of Silver-Denominated Preferred Stock totaling $5.0 million for the 2005 periods and $1.4 million for the 2004 periods.

b.
Amounts are net of deferred mining costs of $15.8 million for the 2005 quarter, $23.7 million for the 2004 quarter, $68.6 million for the 2005 nine-month period and $81.4 million for the 2004 nine-month period. The pro forma impact of applying the new accounting rules described in Note a on page IV would be to reduce net income by $7.9 million or $0.04 per share for the 2005 quarter, $14.5 million or $0.08 per share for the 2004 quarter, $36.0 million or $0.16 per share for the 2005 nine-month period and to increase the net loss by $42.5 million or $0.23 per share for the 2004 nine-month period.

c.
Includes Rio Tinto’s share of joint venture reimbursements for employee stock option exercises which decreased general and administrative expenses by $2.9 million for the 2005 quarter, $5.9 million for the 2005 nine-month period and $4.8 million for the 2004 nine-month period.

d.
Includes net benefits (charges) totaling $(1.3) million for the 2005 quarter, $(0.8) million for the 2004 quarter, $4.9 million for the 2005 nine-month period and $1.1 million for the 2004 nine-month period associated with the impact of movements in the US$/euro exchange rate on Atlantic Copper’s non-operating euro-denominated liabilities. Interest income totaled $4.7 million for the 2005 quarter, $1.0 million for the 2004 quarter, $11.7 million for the 2005 nine-month period and $4.2 million for the 2004 nine-month period.

e.	Preferred dividends relate to FCX’s 5½% Convertible Perpetual Preferred Stock sold on March 30, 2004.
f.	On March 30, 2004, FCX purchased 23.9 million of its common shares from Rio Tinto.
g.
Diluted net income per share for the 2005 periods reflect assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest charged to expense totaling $9.2 million and dividends totaling $15.1 million for the third quarter and interest of $29.8 million and dividends of $45.4 million for the nine-month period, and the inclusion of 39.6 million shares for the third quarter and 39.7 million shares for the nine-month period. These instruments were not dilutive for the 2004 periods.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2005		2004
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$392,845		$551,450
Restricted cash	500		500
Accounts receivable	418,689		435,062
Inventories	450,031		466,712
Prepaid expenses and other	13,129		6,223
Total current assets	1,275,194		1,459,947
Property, plant, equipment and development costs, net	3,120,311		3,199,292
Deferred mining costs	289,025	[a]	220,415	[a]
Other assets	142,097		159,539
Investment in PT Smelting	51,154		47,802
Total assets	$4,877,781		$5,086,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$440,229		$386,590
Current portion of long-term debt and short-term borrowings	195,581		78,214
Accrued income taxes	160,641		92,346
Rio Tinto share of joint venture cash flows	68,292		60,224
Unearned customer receipts	57,570		33,021
Accrued interest payable	15,635		47,167
Total current liabilities	937,948		697,562
Long-term debt, less current portion:
Senior notes	746,021		911,336
Convertible senior notes	386,565		575,000
Equipment and other loans	57,901		67,624
Atlantic Copper debt	33		4,426
Redeemable preferred stock	-		179,880
PT Puncakjaya Power bank debt	-		135,426
Total long-term debt, less current portion	1,190,520		1,873,692
Accrued postretirement benefits and other liabilities	204,177		200,228
Deferred income taxes	909,141		932,416
Minority interests	187,976		219,448
Stockholders' equity:
Convertible perpetual preferred stock	1,100,000		1,100,000
Class B common stock	29,310		28,496
Capital in excess of par value of common stock	2,090,782		1,852,816
Retained earnings	762,823		604,680
Accumulated other comprehensive income	7,181		11,342
Common stock held in treasury	(2,542,077)		(2,433,685)
Total stockholders’ equity	1,448,019		1,163,649
Total liabilities and stockholders’ equity	$4,877,781		$5,086,995

a.
In March 2005, the Financial Accounting Standards Board ratified Emerging Issues Task Force (EITF) Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry,” which requires that stripping costs be considered costs of the extracted minerals and recognized as a component of inventory to be recognized in cost of sales in the same period as the revenue from the sale of inventory. As a result, capitalization of stripping costs is appropriate only to the extent product inventory exists at the end of a reporting period. The guidance in EITF Issue No. 04-6 is effective for financial statements issued for fiscal years beginning after December 15, 2005, with early adoption permitted. FCX expects to adopt the guidance on January 1, 2006, with the most significant impacts of adoption being the deferred mining costs asset on FCX’s balance sheet, net of taxes and minority interest share, will be charged to retained earnings and future stripping costs will be charged to cost of sales as incurred. Adoption of the new guidance will have no impact on FCX’s cash flows.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$516,822	$(25,363)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation and amortization	172,731	123,755
Losses on early extinguishment and conversion of debt	38,379	14,011
Deferred income taxes	(24,085)	76,107
Equity in PT Smelting (earnings) losses	(6,473)	228
Minority interests' share of net income	72,971	12,914
Increase in deferred mining costs	(68,610)[a]	(81,383)[a]
Amortization of deferred financing costs	5,979	6,509
Currency translation gains	(4,924)	(1,086)
Elimination of profit on PT Freeport Indonesia sales to PT Smelting	3,120	2,473
Provision for inventory obsolescence	4,500	3,050
Other	17,888	5,825
(Increases) decreases in working capital:
Accounts receivable	5,582	(60,280)
Inventories	7,772	(59,879)
Prepaid expenses and other	(5,696)	(43,299)
Accounts payable and accrued liabilities	56,084	35,394
Rio Tinto share of joint venture cash flows	8,068	(31,994)
Accrued income taxes	82,919	(39,866)
(Increase) decrease in working capital	154,729	(199,924)
Net cash provided by (used in) operating activities	883,027	(62,884)
Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(85,793)	(90,111)
Atlantic Copper and other capital expenditures	(9,814)	(18,295)
Proceeds from insurance settlement	2,016	-
Investment in PT Smelting and other	-	(1,463)
Sale of restricted investments	-	21,804
Decrease in Atlantic Copper restricted cash	-	11,000
Net cash used in investing activities	(93,591)	(77,065)
Cash flow from financing activities:
Net proceeds from sale of senior notes	-	344,354
Proceeds from other debt	47,308	80,208
Repayments of debt	(447,808)	(379,427)
Redemption of preferred stock	(12,716)	(13,664)
Net proceeds from sale of convertible perpetual preferred stock	-	1,067,000
Purchase of FCX common shares from Rio Tinto	-	(881,868)
Purchases of other FCX common shares	(80,227)	(99,477)
Cash dividends paid:
Common stock	(312,936)	(109,406)
Preferred stock	(45,376)	(20,345)
Minority interests	(104,773)[b]	(1,172)[b]
Net proceeds from exercised stock options	8,508	5,765
Bank credit facilities fees and other	(21)	(1,561)
Net cash used in financing activities	(948,041)	(9,593)
Net decrease in cash and cash equivalents	(158,605)	(149,542)
Cash and cash equivalents at beginning of year	551,450	463,652
Cash and cash equivalents at end of period	$392,845	$314,110

a.	See Note a on page IV.
b.	Represents minority ownership interests’ share of PT Freeport Indonesia and PT Puncakjaya Power dividends.

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PT FREEPORT INDONESIA PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia’s mining operations expressed on a basis relating to its primary metal product, copper. PT Freeport Indonesia uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. This measure is presented by other copper and gold mining companies, although PT Freeport Indonesia’s measures may not be comparable to similarly titled measures reported by other companies.

PT Freeport Indonesia presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. PT Freeport Indonesia uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains all three metals, (3) it is not possible to specifically assign PT Freeport Indonesia’s costs to revenues from the copper, gold and silver it produces in concentrates, (4) it is the method used to compare mining operations in certain industry publications and (5) it is the method used by PT Freeport Indonesia’s management and Board of Directors to monitor its operations. In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values, which will vary to the extent our metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations below, PT Freeport Indonesia shows adjustments to revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, PT Freeport Indonesia has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs, which consist of items such as write-offs of equipment or unusual charges, have not been material. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold and silver revenues are reflected as credits against site production and delivery costs in the by-product method. Presentations under both methods are shown below together with a reconciliation to amounts reported in FCX’s consolidated financial statements.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended September 30, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold	Silver	Total
Revenues, after adjustments shown below	$593,374	$593,374		$210,377	$7,402	$811,153

Site production and delivery, before net noncash
and nonrecurring costs shown below	244,532 [a]	178,880	[b]	63,421 [b]	2,231 [b]	244,532
Gold and silver credits	(217,779)	-		-	-	-
Treatment charges	86,197	63,055		22,356	786	86,197
Royalty on metals	20,348	14,885		5,277	186	20,348
Unit net cash costs	133,298	256,820		91,054	3,203	351,077
Depreciation and amortization	51,143	37,412		13,264	467	51,143
Noncash and nonrecurring costs, net	2,469	1,806		640	23	2,469
Total unit costs	186,910	296,038		104,958	3,693	404,689
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	66,582	71,534		-	(4,952)	66,582
PT Smelting intercompany profit elimination	(3,096)	(2,265)		(803)	(28)	(3,096)
Gross profit (loss)	$469,950	$366,605		$104,616	$(1,271)	$469,950

Pounds of copper sold (000s)	346,300	346,300
Ounces of gold sold				475,000
Ounces of silver sold					1,065,500

Gross profit (loss) per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	172.8 ¢	172.8	¢	$445.79	$5.25

Site production and delivery, before net noncash
and nonrecurring costs shown below	70.6 [a]	51.7	[b]	133.52 [b]	2.09 [b]
Gold and silver credits	(62.9)	-		-	-
Treatment charges	24.9	18.2		47.06	0.74
Royalty on metals	5.9	4.3		11.11	0.17
Unit net cash costs	38.5	74.2		191.69	3.00
Depreciation and amortization	14.8	10.8		27.92	0.44
Noncash and nonrecurring costs, net	0.7	0.5		1.35	0.02
Total unit costs	54.0	85.5		220.96	3.46
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	17.8	19.3		(2.90)	(2.95)
PT Smelting intercompany profit elimination	(0.9)	(0.7)		(1.69)	(0.03)
Gross profit (loss) per pound/ounce	135.7 ¢	105.9	¢	$220.24	$(1.19)

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$811,153	$244,532		$51,143
Net noncash and nonrecurring costs per above	N/A	2,469		N/A
Less: Treatment charges per above	(86,197)	N/A		N/A
Royalty per above	(20,348)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	66,582	N/A		N/A
Mining and exploration segment	771,190	247,001		51,143
Smelting and refining segment	378,412	351,517		7,415
Eliminations and other	(166,332)	(164,150)		3,088
As reported in FCX’s consolidated financial
statements	$983,270	$434,368		$61,646

a.	Net of deferred mining costs totaling $15.8 million or 4.6¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $11.6 million or 3.3¢ per pound for copper, $4.1 million or $8.63 per ounce for gold and $0.1 million or $0.14 per ounce for silver. See Note a above and Note a on page IV.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended September 30, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold		Silver	Total
Revenues, after adjustments shown below	$349,395	$349,395		$139,919		$5,249	$494,563

Site production and delivery, before net noncash
and nonrecurring costs shown below	196,635 [a]	138,917	[b]	55,631	[b]	2,087 [b]	196,635
Gold and silver credits	(145,168)	-		-		-	-
Treatment charges	51,367	36,290		14,532		545	51,367
Royalty on metals	11,601	8,196		3,282		123	11,601
Unit net cash costs	114,435	183,403		73,445		2,755	259,603
Depreciation and amortization	46,135	32,593		13,052		490	46,135
Noncash and nonrecurring costs, net	2,237	1,580		633		24	2,237
Total unit costs	162,807	217,576		87,130		3,269	307,975
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	16,281	17,722		-		(1,441)	16,281
PT Smelting intercompany profit elimination	(517)	(365)		(147)		(5)	(517)
Gross profit	$202,352	$149,176		$52,642		$534	$202,352

Pounds of copper sold (000s)	261,900	261,900
Ounces of gold sold				350,000
Ounces of silver sold						837,800

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	134.0 ¢	134.0	¢	$398.89		$5.25

Site production and delivery, before net noncash
and nonrecurring costs shown below	75.1 [a]	53.0	[b]	158.95	[b]	2.49 [b]
Gold and silver credits	(55.4)	-		-		-
Treatment charges	19.6	13.9		41.52		0.65
Royalty on metals	4.4	3.1		9.38		0.15
Unit net cash costs	43.7	70.0		209.85		3.29
Depreciation and amortization	17.6	12.4		37.29		0.58
Noncash and nonrecurring costs, net	0.9	0.6		1.81		0.03
Total unit costs	62.2	83.0		248.95		3.90
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	5.7	6.1		0.89		(0.70)
PT Smelting intercompany profit elimination	(0.2)	(0.1)		(0.42)		(0.01)
Gross profit per pound/ounce	77.3 ¢	57.0	¢	$150.41		$0.64

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$494,563	$196,635		$46,135
Net noncash and nonrecurring costs per above	N/A	2,237		N/A
Less: Treatment charges per above	(51,367)	N/A		N/A
Royalty per above	(11,601)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	16,281	N/A		N/A
Mining and exploration segment	447,876	198,872		46,135
Smelting and refining segment	222,184	223,384		7,114
Eliminations and other	(69,504)	(54,240)		2,506
As reported in FCX’s consolidated financial
statements	$600,556	$368,016		$55,755

a.	Net of deferred mining costs totaling $23.7 million or 9.0¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $16.7 million or 6.4¢ per pound for copper, $6.7 million or $19.14 per ounce for gold and $0.3 million or $0.30 per ounce for silver. See Note a above and Note a on page IV.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Nine Months Ended September 30, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold	Silver	Total
Revenues, after adjustments shown below	$1,660,045	$1,660,045		$725,415	$23,908	$2,409,368

Site production and delivery, before net noncash
and nonrecurring costs shown below	658,958 [a]	454,019	[b]	198,400 [b]	6,539 [b]	658,958
Gold and silver credits	(749,323)	-		-	-	-
Treatment charges	225,551	155,404		67,909	2,238	225,551
Royalty on metals	56,867	39,181		17,122	564	56,867
Unit net cash costs	192,053	648,604		283,431	9,341	941,376
Depreciation and amortization	142,285	98,034		42,839	1,412	142,285
Noncash and nonrecurring costs, net	5,276	3,635		1,589	52	5,276
Total unit costs	339,614	750,273		327,859	10,805	1,088,937
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	10,024	14,976		-	(4,952)	10,024
PT Smelting intercompany profit elimination	(3,120)	(2,150)		(939)	(31)	(3,120)
Gross profit	$1,327,335	$922,598		$396,617	$8,120	$1,327,335

Pounds of copper sold (000s)	988,100	988,100
Ounces of gold sold				1,686,700
Ounces of silver sold					3,393,500

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	167.4 ¢	167.4	¢	$431.88	$5.59

Site production and delivery, before net noncash
and nonrecurring costs shown below	66.7 [a]	45.9	[b]	117.63 [b]	1.93 [b]
Gold and silver credits	(75.8)	-		-	-
Treatment charges	22.8	15.7		40.26	0.66
Royalty on metals	5.8	4.0		10.15	0.17
Unit net cash costs	19.5	65.6		168.04	2.76
Depreciation and amortization	14.4	9.9		25.40	0.42
Noncash and nonrecurring costs, net	0.5	0.4		0.94	0.02
Total unit costs	34.4	75.9		194.38	3.20
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	1.6	2.1		(1.80)	0.01
PT Smelting intercompany profit elimination	(0.3)	(0.2)		(0.56)	(0.01)
Gross profit per pound/ounce	134.3 ¢	93.4	¢	$235.14	$2.39

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$2,409,368	$658,958		$142,285
Net noncash and nonrecurring costs per above	N/A	5,276		N/A
Less: Treatment charges per above	(225,551)	N/A		N/A
Royalty per above	(56,867)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	10,024	N/A		N/A
Mining and exploration segment	2,136,974	664,234		142,285
Smelting and refining segment	982,425	937,003		21,645
Eliminations and other	(430,155)	(411,277)		8,801
As reported in FCX’s consolidated financial
statements	$2,689,244	$1,189,960		$172,731

a.	Net of deferred mining costs totaling $68.6 million or 6.9¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $47.3 million or 4.8¢ per pound for copper, $20.7 million or $12.25 per ounce for gold and $0.7 million or $0.20 per ounce for silver. See Note a above and Note a on page IV.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Nine Months Ended September 30, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold		Silver	Total
Revenues, after adjustments shown below	$755,834	$755,834		$327,229		$13,991	$1,097,054

Site production and delivery, before net noncash
and nonrecurring costs shown below	520,180 [a]	358,387	[b]	155,159	[b]	6,634 [b]	520,180
Gold and silver credits	(341,220)	-		-		-	-
Treatment charges	118,759	81,821		35,423		1,515	118,759
Royalty on metals	24,323	16,758		7,255		310	24,323
Unit net cash costs	322,042	456,966		197,837		8,459	663,262
Depreciation and amortization	96,738	66,649		28,855		1,234	96,738
Noncash and nonrecurring costs, net	5,207	3,587		1,554		66	5,207
Total unit costs	423,987	527,202		228,246		9,759	765,207
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	11,929	13,370		-		(1,441)	11,929
PT Smelting intercompany profit elimination	(2,473)	(1,704)		(738)		(31)	(2,473)
Gross profit	$341,303	$240,298		$98,245		$2,760	$341,303

Pounds of copper sold (000s)	572,400	572,400
Ounces of gold sold				824,900
Ounces of silver sold						2,216,000

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	131.1 ¢	131.1	¢	$396.33		$5.54

Site production and delivery, before net noncash
and nonrecurring costs shown below	90.9 [a]	62.6	[b]	188.09	[b]	2.99 [b]
Gold and silver credits	(59.6)	-		-		-
Treatment charges	20.7	14.3		42.94		0.68
Royalty on metals	4.2	2.9		8.80		0.14
Unit net cash costs	56.2	79.8		239.83		3.81
Depreciation and amortization	16.9	11.6		34.98		0.56
Noncash and nonrecurring costs, net	0.9	0.6		1.88		0.03
Total unit costs	74.0	92.0		276.69		4.40
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	2.9	3.2		0.35		0.12
PT Smelting intercompany profit elimination	(0.4)	(0.3)		(0.89)		(0.01)
Gross profit per pound/ounce	59.6 ¢	42.0	¢	$119.10		$1.25

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$1,097,054	$520,180		$96,738
Net noncash and nonrecurring costs per above	N/A	5,207		N/A
Less: Treatment charges per above	(118,759)	N/A		N/A
Royalty per above	(24,323)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	11,929	N/A		N/A
Mining and exploration segment	965,901	525,387		96,738
Smelting and refining segment	605,137	637,042		21,209
Eliminations and other	(123,963)	(147,122)		5,808
As reported in FCX’s consolidated financial
statements	$1,447,075	$1,015,307		$123,755

a.	Net of deferred mining costs totaling $81.4 million or 14.2¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $56.1 million or 9.8¢ per pound for copper, $24.3 million or $29.43 per ounce for gold and $1.0 million or $0.47 per ounce for silver. See Note a above and Note a on page IV.

X

FREEPORT-McMoRan COPPER & GOLD INC.
CATHODE CASH UNIT COSTS

ATLANTIC COPPER CATHODE CASH UNIT COST PER POUND OF COPPER
Atlantic Copper cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs it incurs to produce cathodes at its smelting operations in Spain. FCX uses this measure for the same purpose and for monitoring operating performance at Atlantic Copper’s smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although Atlantic Copper’s measure may not be comparable to similarly titled measures reported by other companies. The reconciliation below presents reported production costs for FCX’s smelting and refining segment (Atlantic Copper) and subtracts or adds those costs that do not directly relate to the process of converting copper concentrates to cathodes. The adjusted production costs amounts are used to calculate Atlantic Copper’s cathode cash unit cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Smelting and refining segment production costs reported
in FCX’s consolidated financial statements	$351,517	$223,384	$937,003	$637,042 [a]
Less:
Raw material purchase costs	(237,502)	(36,358)	(643,972)	(204,236)
Production costs of wire rod and wire	- [b]	(127,938)	- [b]	(212,228)
Production costs of anodes sold	(4,194)	(1,656)	(10,008)	(2,070)
Other	(1,238)	(430)	(2,260)	(5,195)
Credits:
Gold and silver revenues	(78,215)	(30,081)	(188,636)	(104,104)
Acid and other by-product revenues	(7,818)	(5,713)	(22,408)	(18,085)
Production costs used in calculating cathode cash unit
cost per pound	$22,550	$21,208	$69,719	$91,124
Pounds of cathode produced	138,200	131,000	407,700	327,300
Cathode cash unit cost per pound	$0.16	$0.16	$0.17	$0.28

a.	Includes $27.5 million, $0.14 per pound, for costs related to Atlantic Copper’s major maintenance turnaround.
b.	Atlantic Copper sold its wire rod and wire assets in December 2004.

PT SMELTING CATHODE CASH UNIT COST PER POUND OF COPPER
PT Smelting cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs it incurs to produce cathodes at its smelting operations in Indonesia. FCX uses this measure for the same purpose and for monitoring operating performance at PT Smelting’s smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although PT Smelting’s measure may not be comparable to similarly titled measures reported by other companies. The calculation below presents PT Smelting’s reported operating costs and subtracts or adds those costs that do not directly relate to the process of converting copper concentrates to cathodes. PT Smelting’s operating costs are then reconciled to PT Freeport Indonesia’s equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Operating costs - PT Smelting (100%)	$21,696	$15,480	$57,770	$49,240
Add: Gold and silver refining charges	1,112	1,327	3,187	3,039
Less: Acid and other by-product revenues	(3,616)	(4,065)	(11,117)	(9,547)
Production cost of anodes sold	-	(162)	-	(249)
Other	(114)	(428)	(1,070)	412
Production costs used in calculating cathode cash unit
cost per pound	$19,078	$12,152	$48,770	$42,895
Pounds of cathode produced	144,700	136,300	434,300	320,200
Cathode cash unit cost per pound	$0.13	$0.09	$0.11	$0.13
Reconciliation to Amounts Reported
Operating costs per above	$(21,696)	$(15,480)	$(57,770)	$(49,240)
Other costs	(332,544)	(250,338)	(923,489)	(585,247)
Revenue and other income	359,738	276,771	1,007,872	634,297
PT Smelting net income (loss)	5,498	10,953	26,613	(190)

PT Freeport Indonesia’s 25% equity interest	1,375	2,738	6,653	(48)
Amortization of excess investment cost	(60)	(60)	(180)	(180)
Equity in PT Smelting earnings (losses) reported in
FCX’s consolidated financial statements	$1,315	$2,678	$6,473	$(228)

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate. PT Indocopper Investama (100 percent owned by FCX) pays a 30 percent corporate income tax on dividends it receives from its 9.36 percent ownership in PT Freeport Indonesia. In addition, the tax treaty between Indonesia and the United States (U.S.) provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia and PT Indocopper Investama pay to their parent company, FCX. Prior to 2005, FCX also incurred a U.S. alternative minimum tax at a rate of two percent based primarily on consolidated income, net of smelting and refining results. As a result of the enactment of the American Jobs Creation Act of 2004, the 90 percent limitation on the use of foreign tax credits to offset the U.S. federal alternative minimum tax liability has been repealed effective January 1, 2005. Based on current projections, FCX expects that the removal of this limitation will significantly reduce its U.S. federal taxes beginning in 2005. In 2004, FCX’s U.S. federal alternative minimum tax liability totaled $8.2 million. FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no financial statement benefit. FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia’s profits in Indonesia.

Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses. FCX receives minimal tax benefit from these costs, including interest expense, primarily because the parent company generates no taxable income from U.S. sources. As a result, FCX’s provision for income taxes as a percentage of its consolidated income before income taxes and minority interests will vary as PT Freeport Indonesia’s income changes absent changes in Atlantic Copper and parent company costs. Summaries of the approximate significant components of the calculation of FCX’s consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Mining and exploration segment operating income[a]	$449,248	$181,896	$1,268,335	$291,427
Mining and exploration segment interest expense, net	(5,342)	(5,133)	(16,966)	(16,346)
Intercompany operating profit (deferred) recognized	(1,904)	(15,056)	(17,124)	23,563
Income before taxes	442,002	161,707	1,234,245	298,644
Indonesian corporate income tax rate (35%) plus U.S.
alternative minimum tax rate (2%) for 2004	35%	37%	35%	37%
Corporate income taxes	154,701	59,832	431,986	110,498

Approximate PT Freeport Indonesia net income	287,301	101,875	802,259	188,146
Withholding tax on FCX’s equity share	9.064%	9.064%	9.064%	9.064%
Withholding taxes	26,041	9,234	72,717	17,054

PT Indocopper Investama corporate income tax	9,840	3,005	30,921	3,005
Other, net	(3,870)	(728)	3,800	(2,663)
FCX consolidated provision for income taxes	$186,712	$71,343	$539,424	$127,894

FCX consolidated effective tax rate	48%	63%	48%	b

a.
Excludes charges for FCX stock option exercises, which are eliminated in consolidation, totaling $16.7 million for the 2005 quarter, $2.4 million for the 2004 quarter, $34.1 million for the 2005 nine-month period and $69.3 million for the 2004 nine-month period.

b.	Rate is not meaningful given the small amount of consolidated income before taxes and minority interests for the 2004 nine-month period.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

BUSINESS SEGMENTS
FCX has two operating segments: “mining and exploration” and “smelting and refining.” The mining and exploration segment consists of FCX’s Indonesian activities including PT Freeport Indonesia’s copper and gold mining operations, PT Puncakjaya Power’s power-generating operations (after eliminations with PT Freeport Indonesia) and FCX’s Indonesian exploration activities. The smelting and refining segment includes Atlantic Copper’s operations in Spain and PT Freeport Indonesia’s equity investment in PT Smelting in Gresik, Indonesia. The segment data presented below were prepared on the same basis as FCX’s consolidated financial statements.

	Mining and Exploration		Smelting and Refining		Eliminations and Other	FCX Total
	(In Thousands)
Three months ended September 30, 2005:
Revenues	$771,190	[a]	$378,412		$(166,332)	$983,270
Production and delivery	247,001		351,517		(164,150)[b]	434,368
Depreciation and amortization	51,143		7,415		3,088	61,646
Exploration expenses	2,099		-		60	2,159
General and administrative expenses	38,394	[c]	2,268		(15,116)[c]	25,546
Operating income	$432,553		$17,212		$9,786	$459,551
Equity in PT Smelting earnings	$-		$1,315		$-	$1,315
Interest expense, net	$5,342		$4,140		$23,848	$33,330
Provision for income taxes	$146,610		$-		$40,102	$186,712
Capital expenditures	$32,447		$1,444		$2,425	$36,316
Total assets	$3,889,800	[d]	$723,149	[e]	$264,832	$4,877,781

Three months ended September 30, 2004:
Revenues	$447,876	[a]	$222,184		$(69,504)	$600,556
Production and delivery	198,872		223,384		(54,240)[b]	368,016
Depreciation and amortization	46,135		7,114		2,506	55,755
Exploration expenses	1,939		-		24	1,963
General and administrative expenses	21,451	[c]	3,248		1,487 [c]	26,186
Operating income (loss)	$179,479		$(11,562)		$(19,281)	$148,636
Equity in PT Smelting earnings	$-		$2,678		$-	$2,678
Interest expense, net	$5,133		$3,300		$29,415	$37,848
Provision for income taxes	$62,729		$-		$8,614	$71,343
Capital expenditures	$30,526		$3,038		$2	$33,566
Total assets	$3,713,690	[d]	$723,839	[e]	$345,535	$4,783,064

Nine months ended September 30, 2005:
Revenues	$2,136,974	[a]	$982,425		$(430,155)	$2,689,244
Production and delivery	664,234		937,003		(411,277)[b]	1,189,960
Depreciation and amortization	142,285		21,645		8,801	172,731
Exploration expenses	6,263		-		158	6,421
General and administrative expenses	90,001	[c]	8,173		(25,635)[c]	72,539
Operating income (loss)	$1,234,191		$15,604		$(2,202)	$1,247,593
Equity in PT Smelting earnings	$-		$6,473		$-	$6,473
Interest expense, net	$16,966		$12,332		$76,872	$106,170
Provision for income taxes	$429,936		$-		$109,488	$539,424
Capital expenditures	$85,955		$7,307		$2,345	$95,607

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total
	(In Thousands)
Nine months ended September 30, 2004:
Revenues	$965,901	[a]	$605,137	$(123,963)	$1,447,075
Production and delivery	525,387		637,042	(147,122)[b]	1,015,307
Depreciation and amortization	96,738		21,209	5,808	123,755
Exploration expenses	6,807		-	170	6,977
General and administrative expenses	114,802	[c]	9,344	(59,824)[c]	64,322
Operating income (loss)	$222,167		$(62,458)	$77,005	$236,714
Equity in PT Smelting losses	$-		$228	$-	$228
Interest expense, net	$16,346		$10,071	$84,160	$110,577
Provision for income taxes	$80,672		$-	$47,222	$127,894
Capital expenditures	$90,229		$18,295	$(118)	$108,406

a.
Includes PT Freeport Indonesia’s sales to PT Smelting totaling $214.1 million in the 2005 quarter, $181.6 million in the 2004 quarter, $643.1 million in the 2005 nine-month period and $474.8 million in the 2004 nine-month period.

b.
Includes deferral of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale to third parties has not occurred, totaling $3.1 million in the 2005 quarter, $0.5 million in the 2004 quarter, $3.1 million in the 2005 nine-month period and $2.5 million in the 2004 nine-month period.

c.
Includes charges to the mining and exploration segment for FCX stock option exercises which are eliminated in consolidation totaling $16.7 million in the 2005 quarter, $2.4 million in the 2004 quarter, $34.1 million in the 2005 nine-month period and $69.3 million in the 2004 nine-month period.

d.	Includes PT Freeport Indonesia’s trade receivables with PT Smelting totaling $98.2 million at September 30, 2005, and $59.0 million at September 30, 2004.
e.	Includes PT Freeport Indonesia’s equity investment in PT Smelting totaling $51.2 million at September 30, 2005, and $56.6 million at September 30, 2004.

XIV